Visit to Zion's Drill Site by Israel's Minister of National Infrastructure
Right to Left:
John Brown (Zion's Founder and Chairman of the Board)
Dr. Uzi Landau (Israel's Minister of National Infrastructure)
Richard Rinberg (Zion's Chief Executive Officer)
Glen Perry (Zion's President and Chief Operating Officer)

Dear Shareholder and/or Friend of Zion...

Yesterday, on Thursday, July 23, 2009, we were honored to welcome to the Ma'anit-Rehoboth #2 drill site, Israel's Minister of National Infrastructure, Dr. Uzi Landau.

Dr. Landau was born in Haifa during the British Mandate era and served in the Paratroopers Brigade of the Israel Defense Forces, reaching the rank of Major.

Dr. Landau has held various important positions as a member of the Israeli Knesset and the Israeli Government from 1984 through 2006. His previous political roles include Minister of Internal (Homeland) Security, a member of the Security Cabinet, a Minister in the Prime Minister's Office and as Chairman of the Knesset's Foreign Relations and Defense Committee.

He is a systems analyst by profession and received his Ph.D. (in 1976) from Massachusetts Institute of Technology (MIT), and both his M.Sc. and B.Sc. from the Haifa Technion.

Dr. Landau spent an hour at our site and was given a detailed explanation of Zion Oil's history. From the early days, when John Brown first started gathering the people and resources to explore for oil and gas in Israel - to the present day, with a huge rig drilling for hydrocarbons, deep beneath Israel's surface.

On hearing that John Brown lived in Texas, Dr. Landau commented that both Israel and Texas had one star in their flag and that he had a friend in San Antonio, Texas... a gentleman by the name of Pastor John Hagee.

He commented that he was very much aware of the Evangelical community in America and their great love of Israel. He noted that a strong America is good for Israel as there were many terrorists in the world who sought the destruction of Judeo-Christian values and our way of life.

As he left, he wished us 'Good Luck!' and said that he looked forward to hearing the outcome of Zion's drilling.

A thought that I'm sure we all share...

Israel’s Channel 2 TV Visits Zion

Visit by Israel's Channel 2 TV

On Wednesday, July 22, 2009, Israel's 'Channel 2' TV company sent a team to interview Zion's Founder, John Brown and film our work. Channel 2 is the most popular channel in Israel and attracts millions of viewers every week.

They visited our Caesarea offices and interviewed John and then filmed extensively at the rig site (as you can see from the photographs).

We understand that a seven-minute news documentary film about Zion Oil will be shown on Israeli TV - Channel 2 at 8:15 p.m. this Saturday night. We will try and obtain a digital copy to post on our website for you to view.

An Ariel View of the Ma’anit-Rehoboth #2 Wellsite

Drilling Operations on the Ma'anit-Rehoboth #2 Well

Since last week, we continue to make drilling progress but, due to the very deep depths we are working at and the time taken when we were:

(a) waiting for the logging tools

(b) actually logging ('slowly' in order to gather high-quality data)

(c) fishing for the stuck logging tool ('slowly' in order to minimize risk)

(d) running 'liner' (see explanation below)

we have not made as much drilling progress in the last two weeks as may have been expected.

So, what is 'liner' and why are we using it?

Wells are normally drilled in stages, such as: (i) drilling to a certain depth, (ii) logging, (iii) casing the well (that is, cementing thin-walled, steel pipe inside the well), (iv) drilling deeper (v) logging deeper, (v) casing deeper, and so on.

However, as our well is both very deep and directional, we wanted the strongest possible drill string for the last drilling segment; the drill string is the rotating drill pipe, bit and related equipment.

In order to achieve a strong drill string we tapered the drill string from 5” drill pipe down to 3-1/2” drill pipe. But in order that the drill string would fit into the casing, we used 'liner'. The liner is suspended in the well by a liner hanger attached to the previous casing string. The result is a tapered drill string that fits into tapered casing.

Getting back to the past week's operations, as a result of the extra waiting time for the logging tools and the fishing procedure, we have added approximately 15 working days to our original projections. Not wonderful, but all things considered not too bad at this stage of our drilling program.

In conclusion, you will be interested to know that, as I write, we are now drilling at a depth of approximately 15,915 feet (4,850 meters) and are again making good progress towards our final target of approximately 18,040 feet (5,500 meters).

The Maccabiah Games

The Maccabiah games are international Jewish athletic events (similar to the Olympics) held in Israel every four years. The Maccabiah is the third largest sporting event in the world and is sanctioned by the International Olympic Committee and the World Federation of Sports.

The games were first held in 1932 (the 1,800 anniversary of the Bar Kochba revolt) with approximately 400 athletes taking part. This year, 7,000 athletes from 51 countries will compete in 31 different sports events over the course of ten days.

Zion Oil was happy to help sponsor the Maccabiah golfing event by supplying tote bags for the competitors.

May the Lord be gracious to us and bless us
and make his face shine upon us...

...Then shall the earth yield its increase
and the Lord will bless us.

Psalm 67:1, 6

Thank you for your continued support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.
More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com